EXHIBIT 4.84

Termination Agreement

This Agreement is executed on January 16, 2006 by and between:

Party A: Wang Xiu Ling (hereinafter referred to as “Party A”)

Address: No.101, Unit 3, Building 7, Wu Sheng Bystreet (E), Chaoyang District, Beijing

Party B: Wang Lei Lei (hereinafter referred to as “Party B”)

Address: No.1001, Building 1, Xiaoyangyibin Bystreet, Dongcheng District, Beijing

Whereas:

1.	The creditor and the borrower executed a Loan Agreement (hereinafter referred to as the “Loan Agreement”) on January 19, 2005.

2.	Party A and Party B wish to terminate the said Loan Agreement.

Now therefore, the Parties agree as follows:

1.	Party A and Party B agree to terminate the Loan Agreement, which shall automatically become invalid upon the effective date of this agreement.

2.	On the date when the Loan Agreement become invalid, the rights and obligations of Party A and Party B under the Loan Agreement shall be terminated accordingly.

3.	This Agreement shall take effect upon its execution.

4.	This Agreement shall be governed by the PRC laws.

5.	This Agreement is made in two copies, each held by either Party.

[Execution Page]

Wang Xiu Ling

Signature:

Wang Lei Lei

Signature:

2